Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Chris Donaghey
443-733-1600

KEYW Announces the Departure of Philip L. Calamia As Chief Financial Officer and Names Michael J. Alber As Chief Financial Officer

HANOVER, Md., May 23, 2016 - The KEYW Holding Corporation (NASDAQ: KEYW) announced today the departure of the company’s Chief Financial Officer and Executive Vice President Philip L. Calamia.  Mr. Calamia is departing KEYW to pursue other opportunities.

“I would like to recognize Phil for his leadership and significant contributions to KEYW over the last two and a half years as the company navigated through major transitions,” said Bill Weber, president and CEO of KEYW.  “On behalf of everyone at KEYW, I thank Phil for his service and wish him well in his future endeavors.”

KEYW also announced the appointment of Michael J. Alber as Chief Financial Officer and Executive Vice President.  His appointment is effective June 13, 2016.  Mr. Calamia will remain with the company until the transition of the CFO responsibilities to Mr. Alber.

“With KEYW’s transition to a pure-play intelligence solutions-focused company nearing completion, I am pleased that Mike Alber chose to join KEYW as our CFO,” said Mr. Weber. “Mike’s significant experience in the government solutions industry and large public companies will serve the company well.  As we embark on the execution of our strategic plan to expand our presence in the U.S. Intelligence and Cyber Community, KEYW will benefit greatly from Mike’s diverse expertise running sophisticated financial operations in both services and technology centric organizations.”

With more than 30 years of corporate finance, accounting and administrative experience with federal contractors, Mr. Alber most recently served as Chief Financial Officer at Engility Corporation.  Prior to Engility, Mr. Alber held the position of Chief Financial Officer and Treasurer at Alion Science and Technology. He has also held senior executive positions at SAIC, where he served as a senior vice president and group controller, and at Network Solutions, Inc.

In connection with Mr. Alber’s appointment, KEYW entered into an employment agreement with Mr. Alber, which provides for grants of inducement equity awards outside of KEYW’s Amended and Restated 2013 Stock Incentive Plan, in accordance with NASDAQ Listing Rule 5635(c)(4).  The agreement and grants were authorized by both the Compensation Committee of KEYW’s Board of Directors as well as the Board of Directors as inducements material to Mr. Alber entering into employment with KEYW.  The inducement grants, which are issuable upon commencement of Mr. Alber’s employment, include up to an aggregate of 375,000 shares of KEYW’s common stock as a long-term incentive inducement that will be granted during the five-year period following commencement of Mr. Alber’s employment, in the amounts set forth below, provided KEYW’s stock price exceeds the applicable target share prices set forth below for at least 30 consecutive trading days:

Target Price Per Share	Long-Term Incentive Shares
$13.00	46,875
$16.00	46,875
$20.00	93,750
$25.00	93,750
$30.00	93,750

These long-term incentive shares will be subject to a two-year holding period following the grant date. The granting and vesting of the inducement shares will be contingent upon Mr. Alber’s continued employment with KEYW, subject to acceleration upon certain events.

About KEYW
KEYW is a total solutions provider for the Intelligence Community’s toughest challenges.  We support the collection, processing, analysis and dissemination of information across the full life cycle of the Intelligence Community’s mission.  We employ and challenge the most talented professionals in the industry with solving such complex problems as preventing cyber threats, transforming data into intelligence, and combating global terrorism.  For more information contact KEYW Corporation, 7740 Milestone Parkway, Suite 400, Hanover, Maryland 21076; Phone 443-733-1600; Fax 443-733-1601; E-mail investors@keywcorp.com; or on the Web at www.keywcorp.com.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include but are not limited to statements about our future expectations, plans and prospects, including statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “potential,” “opportunities,” and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements.  These statements involve numerous risks and uncertainties, including but not limited to those risk factors set forth in our Annual Report on Form 10-K, dated and filed March 15, 2016 with the Securities and Exchange Commission (SEC) as required under the Securities Act of 1934, and other filings that we make with the SEC from time to time.  Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements.  KEYW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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